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                                                                       EXHIBIT 5
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                           [LETTERHEAD OF VENABLE LLP]


                                  June 24, 2004


Strategic Hotel Capital, Inc.
77 West Wacker Drive, Suite 4600
Chicago, Illinois  60601

                  Re: Registration Statement on Form S-8

Ladies and Gentlemen:

                  We have served as special Maryland counsel to Strategic Hotel Capital, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law relating to the registration by the Company of up to 3,300,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the "Registration Statement"), filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Up to 3,000,000 Shares will be issued pursuant to the Company's 2004 Incentive Plan (the "Incentive Plan") and up to 300,000 Shares will be issued pursuant to the Company's Employee Stock Purchase Plan (the "Purchase Plan" and, together with the Incentive Plan, the "Plans"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

                  In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

                  1. The Registration Statement in the form in which it will be filed with the Commission under the 1933 Act;

                  2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

                  3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

                  4. Resolutions (the "Resolutions") adopted by the Board of Directors of the Company, relating to the issuance and sale of the Shares, certified as of the date hereof by an officer of the Company;

                  5. Resolutions adopted by the sole stockholder of the Company, relating to the approval of the Plans, certified as of the date hereof by an officer of the Company;


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                  6. A certificate of the SDAT as to the good standing of the
Company, dated as of a recent date;

                  7. The Plans, certified as of the date hereof by an officer of the Company;

                  8. A certificate executed by an officer of the Company, dated as of the date hereof; and

                  9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

                  In expressing the opinion set forth below, we have assumed the following:

                  1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

                  2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

                  3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

                  4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

                  5. The Shares will not be issued in violation of the restrictions on transfer and ownership contained in Article VII of the Charter. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

                  6. Each option, restricted stock unit, right or other security exercisable or exchangeable for a Share pursuant to the Plans (each, an "Option") will be duly authorized and validly granted in accordance with the Plans and exercised or exchanged in accordance with the terms of the Plans, including any option agreement entered into in connection therewith, at the time of any exercise or exchange of such Option.

                  Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:


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                  1. The Company has been duly incorporated and is validly
existing under the laws of the State of Maryland and is in good standing with the SDAT.

                  2. The Shares have been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Charter, the Resolutions and the Plans, will be validly issued, fully paid and non-assessable.

                  The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

                  The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

                  This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.


                                                Very truly yours,



                                                /s/ VENABLE LLP

43202-200447